Exhibit 99.1

M-WAVE ENTERS RENEWABLE ENERGY BUSINESS THROUGH DEFINITIVE AGREEMENT TO ACQUIRE OF LAND IN PROLIFIC AREA FOR WIND TO ENERGY PRODUCTION

Company to Change Name to Green St. Energy

M-Wave, Inc. (OTC BB:MWAV) or the “Company” announced today that it has entered the renewable energy sector by entering into a definitive agreement to acquire 160 acres of land to be used as a wind farm in Tehachapi, California. Tehachapi, located between Bakersfield, California and the Mohavi Desert is recognized as a prolific area for the production of energy from wind. The Company is also in negotiations with the same land owner to acquire an additional 4,840 acres. Some of the companies with operations in the area include GE Wind, Mitsubishi, Florida Power & Light, Horizon Wind Energy and Vestus. The Company plans to change its name to Green St. Energy to reflect its new operations.

Under the agreement, M-Wave will acquire the land through the issuance of 1 million shares of restricted stock. The land is located at the highest point of the ridge line in the area, which results in a higher level of wind.

“We are excited to acquire a highly desirable area of land in the wind capital of California,” said Tony Cataldo, M-Wave’s Chairman and CEO. “Tehachapi is the ideal location to develop wind farms, due to the proximity of transmission lines, highly desirable topography and friendly regulatory environment. We believe this land acquisition represents the initial phase of building a world-class renewable energy company.”

Additional details on the transaction may be found in the Company’s 8-K filing. Actual results and the timing of certain events discussed herein could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.'s annual reports on Form 10-KSB for the period ended December 31, 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.